Exhibit 23(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Computer Task Group, Incorporated to be filed on or about August 13, 2004 of our report dated February 4, 2004, with respect to the consolidated balance sheet of Computer Task Group, Incorporated as of December 31, 2003, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, which report is incorporated by reference in the December 31, 2003 Annual Report on Form 10-K of Computer Task Group, Incorporated.

KPMG LLP

Buffalo, New York
August 13, 2004